As filed with the Securities and Exchange Commission on November 2, 2018

Registration No. 333-219507

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-219507

UNDER

THE SECURITIES ACT OF 1933

Senomyx, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0843840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4767 Nexus Centre Drive

San Diego, California 92121

(858) 646-8300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Douglas Lucht

Vice President – Finance

Senomyx, Inc.

Plainsboro, New Jersey 08536

(609) 452-1000

(Name, Address and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

Darrick M. Mix, Esq.

Chad J. Rubin, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

(215) 979-1000

Approximate date of commencement of proposed sale to the public: Senomyx, Inc. is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D., or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is being filed to deregister all securities of Senomyx, Inc., a Delaware corporation (the “Company”), that were registered on the Registration Statement on Form S-3 (No. 333-219507) originally filed by the Company with the U.S. Securities and Exchange Commission on July 27, 2017 pertaining to the registration of an unspecified number of shares of common stock of the Company, par value $0.001 per share (“Common Stock”), an unspecified number of shares of preferred stock of the Company, par value $0.001 per share (“Preferred Stock”), an unspecified principal amount of debt securities of the Company (“Debt Securities”) and an unspecified number of warrants of the Company to purchase Common Stock, Preferred Stock and/or Debt Securities up to a maximum aggregate offering price of $50,000,000 (the “Registration Statement”) that remain unsold under the Registration Statement.

On September 16, 2018, the Company entered into an Agreement and Plan of Merger with Firmenich Incorporated, a Delaware corporation (“Parent”), and Sentry Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on November 2, 2018.

In connection with the Merger, the Company has terminated all offerings of its securities pursuant its existing registration statements, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainsboro, New Jersey, on November 2, 2018.

SENOMYX, INC.

By:	/s/ Douglas J. Lucht
Name: Douglas J. Lucht
Title: Vice President – Finance

Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statement.